Exhibit 99.1

Kroger Reports Second Quarter Results

Q2 GAAP EPS of $0.40; Q2 Adjusted EPS of $0.47
ID Sales Up 1.7% Without Fuel
Lowers 2016 ID Sales and EPS Guidance; Affirms 8 — 11% Long-Term EPS Growth Target

Second Quarter 2016 Highlights

•                  Loyal customer growth and core business remains strong while managing transition to a deflationary environment

•                  Now offering ClickList and ExpressLane online ordering services in almost 400 locations

•                  Providing greater stability of current and future pension benefits for more than 6,500 Kroger associates and retirees

•                  Lowering expected 2016 capital investments to increase financial flexibility

CINCINNATI, September 9, 2016 — The Kroger Co. (NYSE: KR) today reported net earnings of $383 million, or $0.40 per diluted share, and identical supermarket sales growth, without fuel, of 1.7% in the second quarter of 2016, which ended on August 13. The company’s net earnings per diluted share included charges related to the restructuring of certain multi-employer pension obligations to help stabilize associates’ future benefits. These obligations are now part of the plan the company manages. Excluding the effect of these charges, Kroger’s adjusted net earnings were $454 million, or $0.47 per diluted share. Net earnings in the same period last year were $433 million, or $0.44 per diluted share.

Comments from Chairman and CEO Rodney McMullen

“I’m very proud of our associates for their determined focus on always making a difference for our customers. Their execution of our Customer 1st Strategy in a deflationary environment helped deliver growth in identical store sales, units and market share. We are focused on long-

term performance over a three-to-five year horizon. We have the right strategy, the right people, and the financial flexibility to execute our strategy, which allows us to continue investing in our associates and our business and growing market share. By staying on our strategy, we create long-term value for our shareholders.”

Details of Second Quarter 2016 Results

Total sales increased 4.0% to $26.6 billion in the second quarter compared to $25.5 billion for the same period last year. Total sales, excluding fuel, increased 7.3% in the second quarter compared to the same period last year. Total sales, excluding fuel and Roundy’s, increased 2.9% in the second quarter compared to the same period last year.

Gross margin was 22.1% of sales for the second quarter. Excluding fuel, Roundy’s and the LIFO charge, gross margin decreased 13 basis points from the same period last year.

Kroger recorded a $12 million LIFO charge during the second quarter, compared to a $21 million LIFO charge in the same quarter last year.

Total operating expenses — excluding fuel, Roundy’s and pension agreements — decreased 6 basis points as a percent of sales compared to the prior year.

FIFO operating margin on a rolling four quarters basis — excluding fuel, Roundy’s, pension agreements, the 2015 and 2014 contributions to the UFCW Consolidated Pension Plan and the 2014 contributions to The Kroger Co. Foundation — decreased 3 basis points compared to the prior year.

The effective income tax rate was 31.1% for the second quarter, compared to 34.4% for the same period last year.  This decrease was primarily due to the adoption of new accounting standards for employee share-based payments, which reduced income tax expense by approximately $23 million, or $0.02 per diluted share.

Financial Strategy

Kroger’s long-term financial strategy is to use financial flexibility to drive growth while also returning capital to shareholders.

The company’s net total debt to adjusted EBITDA ratio increased to 2.11, compared to 2.02 during the same period last year (see Table 5). This result illustrates Kroger’s commitment to use free cash flow to both grow its business and return cash to shareholders, while maintaining appropriate leverage for the company’s credit rating. Over the last year, Kroger has used free cash flow to:

•                  Repurchase $1.1 billion in common shares

•                  Pay $406 million in dividends

•                  Invest $3.8 billion in capital, and

•                  Merge with Roundy’s, Inc. for $866 million.

Return on invested capital, excluding Roundy’s, was 13.95% for the second quarter, compared to 14.24% for the second quarter of 2015 (see Table 7).

Fiscal 2016 Guidance

As a result of continued deflation, Kroger lowered its net earnings guidance range to $2.03 to $2.13 per diluted share for 2016. Kroger’s adjusted net earnings guidance range per diluted share for 2016 is $2.10 to $2.20, which excludes the $0.07 charge from the company’s commitment to restructure certain multi-employer pension obligations. The previous guidance range was $2.19 to $2.28, which did not anticipate the $0.07 charge from the company’s commitment to restructure certain multi-employer pension obligations.

For identical supermarket sales growth, excluding fuel, the company expects the remainder of 2016 to be in the 0.5% to 1.5% range, which is 1.4% to 1.8% for the full year.

The company lowered expected capital investments — excluding mergers, acquisitions and purchases of leased facilities — to $3.6 to $3.9 billion for the year. The previous expectation was $4.1 to $4.4 billion.

Over the long term, the company expects to achieve its net earnings per diluted share growth rate guidance of 8 — 11%, plus a growing dividend.

Every day, the Kroger Family of Companies makes a difference in the lives of eight and a half million customers and 431,000 associates who shop or serve in 2,781 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Kroger and its subsidiaries operate an expanding ClickList offering — a personalized, order online, pick up at the store service — in addition to 2,240 pharmacies, 785 convenience stores, 323 fine jewelry stores, 1,423 supermarket fuel centers and 38 food production plants in the United States. Kroger is recognized as one of America’s most generous companies for its support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable.

Note: Fuel sales have historically had a low FIFO gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in operating results, as a percentage of sales, excluding Roundy’s due to the merger with Roundy’s affecting its comparability to last year.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “anticipate,” “believe,” “guidance,” “plans,” “committed,” “goal,” “will” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; and the successful integration of Harris Teeter and Roundy’s.  Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  During the first three quarters of each fiscal year, Kroger’s LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Kroger’s fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on September 9, 2016 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) Friday, September 9, 2016.

2nd Quarter 2016 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Return on Invested Capital

Contacts: Media: Keith Dailey (513) 762-1304; Investors: Kate Ward (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2016		2015		2016		2015
SALES	$26,565	100.0%	$25,539	100.0%	$61,169	100.0%	$58,590	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	20,697	77.9	20,065	78.6	47,366	77.4	45,825	78.2
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,473	16.8	4,068	15.9	10,252	16.8	9,422	16.1
RENT	205	0.8	155	0.6	467	0.8	370	0.6
DEPRECIATION AND AMORTIZATION	525	2.0	477	1.9	1,219	2.0	1,097	1.9

OPERATING PROFIT	665	2.5	774	3.0	1,865	3.1	1,876	3.2

INTEREST EXPENSE	116	0.4	114	0.5	271	0.4	262	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	549	2.1	660	2.6	1,594	2.6	1,614	2.8

INCOME TAX EXPENSE	171	0.6	227	0.9	521	0.9	557	1.0

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	378	1.4	433	1.7	1,073	1.8	1,057	1.8

NET (LOSS) EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(5)	—	—	—	(6)	—	5	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$383	1.4%	$433	1.7%	$1,079	1.8%	$1,052	1.8%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.40		$0.44		$1.13		$1.08

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	943		963		949		966

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.40		$0.44		$1.11		$1.06

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	959		977		966		981

DIVIDENDS DECLARED PER COMMON SHARE	$0.120		$0.105		$0.225		$0.198

Note:                        Certain percentages may not sum due to rounding.

Note:                        Net earnings attributable to The Kroger Co. per diluted common share for the first quarter of 2016 was adjusted by $.01 per diluted share due to the adoption of the new accounting standard for employee share-based payments.

Note:                        The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)                                    Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                                   LIFO charges of $12 and $21 were recorded in the second quarters of 2016 and 2015, respectively.  For the year to date period, LIFO charges of $27 and $48 were recorded for 2016 and 2015, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 13,	August 15,
	2016	2015

ASSETS
Current Assets
Cash	$319	$268
Store deposits in-transit	959	934
Receivables	1,316	1,319
Inventories	6,120	5,548
Prepaid and other current assets	530	457

Total current assets	9,244	8,526

Property, plant and equipment, net	20,687	18,573
Intangibles, net	1,039	736
Goodwill	2,749	2,307
Other assets	943	639

Total Assets	$34,662	$30,781

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$2,779	$1,527
Trade accounts payable	5,723	5,261
Accrued salaries and wages	1,214	1,221
Deferred income taxes	221	286
Other current liabilities	3,584	3,068

Total current liabilities	13,521	11,363

Long-term debt including obligations under capital leases and financing obligations	9,641	9,743
Deferred income taxes	1,649	1,157
Pension and postretirement benefit obligations	1,384	1,460
Other long-term liabilities	1,866	1,176

Total Liabilities	28,061	24,899

Shareowners’ equity	6,601	5,882

Total Liabilities and Shareowners’ Equity	$34,662	$30,781

Total common shares outstanding at end of period	944	965
Total diluted shares year-to-date	966	981

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,073	$1,057
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,219	1,097
LIFO charge	27	48
Stock-based employee compensation	77	95
Expense for Company-sponsored pension plans	43	56
Deferred income taxes	(43)	(82)
Other	(32)	54
Changes in operating assets and liabilities, net of effects from mergers of businesses:
Store deposits in-transit	(36)	54
Receivables	113	(26)
Inventories	35	92
Prepaid and other current assets	231	235
Trade accounts payable	(19)	210
Accrued expenses	(62)	56
Income taxes receivable and payable	313	(32)
Other	93	(82)

Net cash provided by operating activities	3,032	2,832

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,046)	(1,696)
Proceeds from sale of assets	99	24
Other	7	(38)

Net cash used by investing activities	(1,940)	(1,710)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	19	24
Payments on long-term debt	(70)	(34)
Net borrowings (payments) on commercial paper	285	(347)
Dividends paid	(202)	(181)
Excess tax benefits on stock-based awards	—	73
Proceeds from issuance of capital stock	44	74
Treasury stock purchases	(1,126)	(705)
Investment in the remaining equity of a noncontrolling interest	—	(26)

Net cash used by financing activities	(1,050)	(1,122)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	42	—

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	277	268
END OF QUARTER	$319	$268

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,046)	$(1,696)
Payments for lease buyouts	5	16
Changes in construction-in-progress payables	(147)	(47)
Total capital investments, excluding lease buyouts	$(2,188)	$(1,727)

Disclosure of cash flow information:
Cash paid during the year for interest	$291	$279
Cash paid during the year for income taxes	$242	$651

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.  These results include Roundy’s sales for stores that are identical as if they were part of Kroger in the prior year.

IDENTICAL SUPERMARKET SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2016	2015	2016	2015

INCLUDING FUEL CENTERS	$23,938	$24,053	$55,250	$55,251
EXCLUDING FUEL CENTERS	$21,264	$20,917	$49,559	$48,544

INCLUDING FUEL CENTERS	-0.5%	1.3%	0.0%	0.9%
EXCLUDING FUEL CENTERS	1.7%	5.3%	2.1%	5.5%

(a)  Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 13,	August 15,
	2016	2015	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$2,779	$1,527	$1,252
Long-term debt including obligations under capital leases and financing obligations	9,641	9,743	(102)

Net total debt	$12,420	$11,270	$1,150

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters basis.

	Rolling Four Quarters Ended
	August 13,	August 15,
	2016	2015

Net earnings attributable to The Kroger Co.	$2,065	$1,932
LIFO	7	141
Depreciation and amortization	2,211	2,020
Interest expense	491	491
Income tax expense	1,009	1,003
Adjustments for pension plan agreements	111	—
Other	(8)	(7)

Adjusted EBITDA	$5,886	$5,580

Net total debt to adjusted EBITDA ratio on a rolling four quarters basis	2.11	2.02

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented. In 2016, these items included charges related to the restructuring of certain pension obligations.  In 2015, The Kroger Co. did not have any adjustment items.

	SECOND QUARTER		YEAR-TO-DATE
	2016	2015	2016	2015

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$383	$433	$1,079	$1,052

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	71	—	71	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$454	$433	$1,150	$1,052

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.40	$0.44	$1.11	$1.06

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (c)	0.07	—	0.07	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.47	$0.44	$1.18	$1.06

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	959	977	966	981

(a)         The amounts presented represent the after-tax effect of each adjustment.

(b)         The pre-tax adjustments for the pension plan agreements were $111.

(c)          The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters basis ended August 13, 2016 and August 15, 2015.  The August 13, 2016 calculation of return on invested capital excludes the financial position and results for the Roundy’s transaction.

	Rolling Four Quarters Ended
	August 13,	August 15,
	2016	2015
Return on Invested Capital
Numerator (a)
Operating profit	$3,565	$3,439
LIFO charge	7	141
Depreciation and amortization	2,211	2,020
Rent	820	694
Adjustments for pension plan agreements	111	—
Other	(103)	—

Adjusted operating profit	$6,611	$6,294

Denominator (b)
Average total assets	$32,722	$29,900
Average taxes receivable (c)	(64)	(36)
Average LIFO reserve (d)	1,297	1,222
Average accumulated depreciation and amortization	18,333	16,884
Average trade accounts payable	(5,492)	(5,169)
Average accrued salaries and wages	(1,218)	(1,175)
Average other current liabilities (e)	(3,326)	(2,966)
Adjustment for Roundy’s transaction (f)	(1,421)	—
Rent * 8 (g)	6,560	5,552

Average invested capital	$47,391	$44,212

Return on Invested Capital	13.95%	14.24%

(a)         Represents results for the rolling four quarters for the periods noted.

(b)         Represents the average of amounts at the beginning and end of the rolling four quarters periods presented.

(c)          Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)         LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)          The calculation of average other current liabilities excludes accrued income taxes.

(f)           Adjustment to remove the assets and liabilities recorded as of August 13, 2016 for the Roundy’s transaction.

(g)          The factor of eight estimates the hypothetical capitalization of our operating leases.